Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	July 3, 2023

	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 3, 2023…...........On July 3, 2023, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.205 per share payable September 15, 2023, to shareholders of record at the close of business on August 15, 2023. The Company’s annual dividend rate on its Common Stock is $0.82 per share.

Also, on July 3, 2023, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from June 1, 2023, through August 31, 2023, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable September 15, 2023, to shareholders of record at the close of business on August 15, 2023. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968